EXHIBIT 10.9
                                                                October 24, 2000


                    Ledger Technologies  Pty. Ltd.
                    10 Bickhams Court
                    East St, Kilda
                    Victoria 3183
                    Melbourne Australia
                    Attention: Lisa Mochkin


                              Re: I.T. Technolgy, Inc. (the "Company")
                            Loan Agreement - Ledger Technologies Pty Ltd


                    Dear Lisa,

                           The Company wishes to advise edger Technologies Pty
                    Ltd, that pursuant to the IPO restructuring proposal that was approved by the Board on September 28, 2000 and a subsequent resolution adopted by the Board on October 20, 2000, the Company is proposing to offer its two major creditors, Instanz Nominees Pty Ltd and Ledger Technologies Pty Ltd the option of converting their existing loans and all unpaid and accrued interest owed by the Company into equity in the Company. Pursuant to the IPO restructuring proposal the Company intends to forward split its capital on a 5 for 1 basis. The offer to convert the creditor's loans has been approved by the Board at a price of $0.04 per share on the forward split basis and shall remain open for 14 days from the date hereof.

                           Ledger Technologies Pty Ltd's advances to the Company
                    total $905,000. Pursuant to the terms of the Loan Agreement, we have calculated unpaid and accrued interest as of the proposed conversion date of November 6, 2000 at $26,334.25, which would bring the total amount available for conversion to $931,334.25. Upon conversion this would equate to 23,283,356 shares on a post forward split basis.

                           Should Ledger Technologies Pty Ltd wish to accept
                    this offer, please sign and return this letter by November 6, 2000.

                           If you have any questions regarding the foregoing
                    feel free to contact me.

                    /s/ Jonathan Herzog

                    Jonathan Herzog
                    Chief Financial Officer
                    I.T. TECHNOLOGY, INC.           Dated and Accepted this
                                                    26 Day of October, 2000.



                                                    /s/ L Mochkin

                                                    By: L.  Mochkin
                                                    On behalf of
                                                    Ledger Technologies Pty Ltd